FOURTH AMENDMENT TO ACCOUNTS FINANCING
         AGREEMENT [SECURITY AGREEMENT]


          This FOURTH AMENDMENT TO ACCOUNTS FINANCING
AGREEMENT [SECURITY AGREEMENT] (the "Fourth Amendment") is entered into as of April 19, 1996 by and between FRUEHAUF TRAILER CORPORATION, a Delaware corporation
("Debtor") and CONGRESS FINANCIAL CORPORATION (CENTRAL), an Illinois corporation ("Congress").

                R E C I T A L S:

          WHEREAS, Debtor and Congress are parties to that certain Accounts Financing Agreement [Security
Agreement] (the "Accounts Financing Agreement"), that certain Inventory and Equipment Security Agreement
Supplement to Accounts Financing Agreement [Security
Agreement] (the "Security Agreement"), that certain
Rider No. 1 to Accounts Financing Agreement [Security
Agreement] and Inventory and Equipment Security
Agreement Supplement to Accounts Financing Agreement
[Security Agreement] (the "Rider") and that certain letter regarding Inventory Loans (the "Inventory Letter
Agreement"), each dated as of August 20, 1993 (the "Loan
Date") (collectively, as amended, restated, supplemented or otherwise modified from time to time, the "Loan
Agreement");

          WHEREAS, Debtor has requested that Congress consent to the refinancing of part of the revolving loan facility through the use of a working capital term note
(the "Working Capital Term Note"); and

          WHEREAS, in connection with the Working
Capital Term Note, Congress has required that Debtor enter into this Fourth Amendment upon the terms and conditions contained herein.

          NOW, THEREFORE, in consideration of the
premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I.   Amendments to the Accounts Financing Agreement


Section 1. Defined Terms. When used herein and in the Loan Documents, the following terms shall have the following meanings:

     1.1 "Indenture Test Amount" at any time shall mean the amount by which (a) the sum of: (i) 85% of the Net Amount of Eligible Accounts, (ii) 65% of the Net
Amount of Approved Nondomestic Accounts, (iii) 70% of the value of Eligible Inventory consisting of new and used trailer inventory of the Debtor and its Subsidiaries (as defined in the Indenture) and (iv) 50% of the remaining Eligible Inventory exceeds (b) the sum of: (i) the reserves described in Sections 2.1(b)(v),
(vi), (vii), (viii), (ix) and (x) plus (ii) the outstanding principal balance of the Working Capital
Term Note, plus (iii) $7,500,000 minus the Maximum
Deficiency Amount (as defined in the Intercreditor
Agreement) at such time.

     1.2 "Transfer Event" shall mean a sale or other transfer of the Working Capital Term Note by Congress to any third party.

     1.3 "Term Loan Documents" shall have the meaning ascribed to it in the Working Capital Term Note.

     1.4  "Term Loan Obligations" shall have the
meaning ascribed to it in the Working Capital Term Note.

     1.5 "Working Capital Term Note" shall mean that certain promissory note dated April 19, 1996, in the principal amount of $5,500,000 executed by Debtor under and pursuant to the Accounts Financing Agreement, as amended, in favor of Congress in exchange for and in refinancing of and to repay an equivalent amount of indebtedness outstanding under the revolving loan facility thereunder.

     1.6 "Working Capital Term Note Reserve" shall mean $5,500,000; provided, however, that at all times after a Transfer Event or the repayment of the Working
Capital Term Note, the Working Capital Term Note Reserve shall immediately be reduced to $0.

Section 2.     Other Amendments.  Immediately upon the
execution of this Fourth Amendment, the Loan Agreement is further amended as follows:

     2.1  Amendments to the Accounts Financing Agreement

          (a)  Definitions.  The following
definitions are amended as follows:

               (i)  The definition of "Loan
Documents" is hereby amended to add the language
"including without limitation, the Term Loan Documents, provided, however, that at all times after a Transfer
Event, the Term Loan Documents shall not constitute Loan
Documents hereunder but shall continue to be "Congress
Loan Documents" under the Intercreditor Agreement."

               (ii) The definition of "Obligations"
is hereby amended to add the language "including the Term Loan Obligations until such time as a Transfer
Event shall occur, provided, however, that at all times after a Transfer Event, none of the Term Loan
Obligations shall constitute an Obligation hereunder but that such Term Loan Obligations shall continue to be "Congress Obligations" under the Intercreditor Agreement
(it being agreed and understood that (A) at all times after a Transfer Event the Term Loan Obligations shall not be entitled to the benefit of the liens on the Collateral created by the Loan Documents and (B) at all times after a Transfer Event, the Obligations shall continue to be entitled to the benefit of the liens on the Collateral created by the Loan Documents).

          (b)  Section 2.1 of the Accounts Financing
Agreement is amended and restated to read in its entirety as follows:

               "Congress shall, in its discretion,
make loans to Debtor from time to time, at Debtor's request, of up to an amount (the "Section 2.1 Amount") equal to the lesser of the Indenture Test Amount at such time or (a) the amount by which the sum of: (i) up to eighty-five percent (85%) of the Net Amount of Eligible
Accounts; (ii) up to fifty percent (50%) of the Net
Amount of Approved Nondomestic Accounts (or such lesser percentage thereof as you shall in your sole discretion determine from time to time); and (iii) up to the applicable percentages of value of Eligible Inventory under the letter re: Inventory of even date herewith
(such sum is referred to herein as the "Borrowing Base") exceeds (b) the following reserves: (i) $2,500,000 before the First Reduction Date (as defined in the Intercreditor Agreement); (ii) $8,750,000 on and after the First Reduction Date and before the Second Reduction
Date (as defined in the Intercreditor Agreement); (iii)
$11,875,000 on and after the Second Reduction Date and before the Third Reduction Date (as defined in the Intercreditor Agreement); (iv) $12,500,000 on and after the Third Reduction Date; (v) an amount equal to the aggregate amount of all outstanding Letter of Credit
Accommodations at such time; (vi) the Asset Sale Reserve at such time; (vii) the Permanent Reserve at such time;
(viii) 120% of the aggregate amount of Accounts subject to a security interest in favor of Associates; (ix) the Working Capital Term Note Reserve at such time; and (x) such other reserves as Congress may from time to time require. In addition, Debtor shall reimburse Congress for any and all payments made by Congress to the Trustee pursuant to Section 4(e) of the Intercreditor Agreement and all such payments made by Congress to the Trustee shall constitute additional loans to Debtor pursuant to
Section 2.1 of the Accounts Financing Agreement.
Congress and Debtor hereby irrevocably agree that if the Transfer Event does not occur on or before April 26, 1996, at Congress' option, Congress may issue an Advance under the Loan Agreement in order to repay the Working
Capital Term Note."

          (b)  Section 2.3 is hereby amended to add
the language "minus (v) the outstanding balance of the Working Capital Term Note at such time" immediately before the period in the last line of the first sentence thereof.

          (c)  Article 2 is hereby further amended by
adding a new Section 2.6 at the end thereof as follows:

                    2.6  Working Capital Term Note.
The Debtor shall issue to Congress the Working Capital
Term Note in exchange for and in refinancing of and to repay an amount outstanding under revolving loans made pursuant to Section 2.1 of this Agreement equal to the principal amount of the Working Capital Term Note. In addition, Debtor shall execute and deliver the Term Loan
Documents as defined in the Working Capital Term Note.
Prior to the Transfer Event, obligations pursuant to, under or in connection with the Working Capital Term
Note shall be an Obligation entitled to the benefits of the liens on the Collateral created by the Loan
Documents, and, at all times after the Transfer Event, none of the obligations pursuant to, under or in connection with the Working Capital Term Note shall be an Obligation hereunder (it being agreed and understood that at all times after the Transfer Event, the Obligations shall not be entitled to the benefit of the liens on the Collateral created by the Loan Documents).

     2.2  Amendments to Rider

          (a)  Section 8 of the Rider is hereby
amended by deleting the period at the end of Section
8(d) and inserting "; or" in its place and immediately following Section 8(d) and new Section 8(e) which shall read as follows: "upon the occurrence of any Event of Default under the Working Capital Term Note which is not waived by the holder thereof."

          (b)  Section 6 of the Rider is hereby
amended by adding new Section 6(nn) thereto, immediately following Section 6(mm) thereof, which shall read in its entirety as follows:

     "(nn)     On a daily basis, and so long as the Working
Capital Term Note is outstanding, Debtor shall provide
Congress with the current values of all Collateral and the calculation of the Indenture Test Amount.

Section 3.  Conditions to Effectiveness of Fourth
Amendment. The effectiveness of this Fourth Amendment is subject to the satisfaction of the following conditions precedent:

  3.1     Documents.

     (a) Fourth Amendment. Debtor shall have duly executed and delivered this Fourth Amendment.

     (b)  Working Capital Term Note and Other Loan
Documents. Debtor and each of the Subsidiaries shall have executed all such documents, including without limitation, the "Term Loan Financing Agreements" (as defined in the Working Capital Term Note), in form and substance satisfactory to Congress, as have been requested by Congress.

 3.2 No Default, etc. Congress shall have received an officer's certificate from Debtor dated as of the date hereof, certifying as to matters set forth in Sections
4.2 and 4.9 of this Fourth Amendment.

 3.3 No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or threatened, which in the reasonable judgment of Congress would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the execution, delivery or performance by Debtor or any of the Subsidiaries of the Loan Documents, the making or repayment of the Advances or the consummation of the transactions effected pursuant to the terms of the Loan
Documents.

 3.4 Evidence of Agreement to Purchase Working Capital
Term Note. Congress shall have reached an agreement with a purchaser, acceptable to Congress and Debtor, for the purchase and sale of the Working Capital Term Note on terms and conditions acceptable to Congress.

 3.5 Legal Opinions. Congress shall have received a favorable legal opinion, dated as of the date hereof, of Jones, Day, Reavis & Pogue, counsel to Debtor and the
Subsidiaries, in form and substance satisfactory to Congress.

 3.6 Additional Matters. Congress shall have received such other certificates, opinions, documents and instruments relating to the obligations or the transactions contemplated hereby and by the Loan
Documents as may have been reasonably requested by Congress, and all corporate and other proceedings and all other documents (including, without limitation, all documents referred to herein and not appearing herein and exhibits hereto) and all legal matters in connection with the transactions contemplated hereby and by the Loan Documents shall be reasonably satisfactory in form and substance to Congress.

Section 4. Representations and Warranties. In order to induce Congress to enter into this Fourth Amendment, Debtor represents and warrants to Congress, upon the effectiveness of this Fourth Amendment, which representations and warranties shall survive the execution and delivery of this Fourth Amendment, that:

 4.1 Due Incorporation; etc. Debtor and each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

 4.2 No Default; etc. No Default or Event of Default has occurred and is continuing after giving effect to this Fourth Amendment or would result from the execution or delivery of this Fourth Amendment or the consummation of the transactions contemplated hereby.

 4.3 Corporate Power and Authority; Authorization.
Debtor has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Fourth Amendment and the Loan Documents to which it is a party and each Subsidiary has the corporate power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and the execution and delivery by Debtor and each of the Subsidiaries, and the performance by Debtor and each of the Subsidiaries of its obligations hereunder and the Loan Documents to which it is a party, have been duly authorized by all requisite corporate action by Debtor and each of the Subsidiaries.

 4.4 Execution and Delivery. Debtor has duly executed and delivered this Fourth Amendment. Debtor and each of the Subsidiaries has duly executed and delivered each Loan Document to which it is a party.

 4.5 Enforceability. The Loan Agreement, as amended by this Fourth Amendment, and each other Loan Document to which Debtor is a party, each constitutes a legal, valid and binding obligation of Debtor and each Loan Document to which a Subsidiary is a party constitutes a legal valid and binding obligation of such Subsidiary, enforceable against Debtor and each Subsidiary, as applicable, in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' right generally, and by general principles of equity.

 4.6 No Conflicts; etc. Neither the execution, delivery or performance by Debtor of this Fourth Amendment, nor compliance by Debtor with the terms and provisions hereof, nor the execution, delivery and performance by each Subsidiary of each Loan Document to which it is a party, nor compliance with each Subsidiary with the terms and provisions thereof (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or (ii) will conflict or be inconsistent with, or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any property or assets owned by it pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Debtor and/or a Subsidiary is a party or by which the Debtor and/or a Subsidiary or any of their respective property or assets is bound or to which the Debtor and/or a Subsidiary of Debtor may be subject, or
(iii) will violate any provision of Debtor's and/or any Subsidiary's certificate of incorporation or by-laws.

 4.7 Consents; etc. Other than the filing of mortgages and deeds of trust and the Uniform Commercial Code financing statements which have been executed and delivered to Congress on or before the date of the Fourth Amendment, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of this Fourth
Amendment or the consummation of any of the transactions contemplated hereby.

 4.8 Foreign Subsidiaries. No foreign subsidiary has guaranteed all or any of the obligations of Debtor.

 4.9 Representations and Warranties. All of the representations and warranties contained in the Loan
Agreement and in the other Loan Documents (other than those which speak expressly only as of a different date) are true and correct as of the date of this Fourth
Amendment after giving effect to this Fourth Amendment.

Section 5.     Miscellaneous.

 5.1 Effect; Ratification. The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Loan Agreement or of any other Loan
Document or (ii) prejudice any right or rights that Congress may now have or may have in the future under or in connection with the Loan Agreement or any other Loan
Document. Each reference in the Loan Agreement to "this
Agreement", "herein", "hereof" and words of like import and each reference in the other Loan Documents to the Loan Agreement shall mean the Loan Agreement as amended hereby. This Fourth Amendment shall be construed in connection with and as part of the Loan Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Agreement and each other Loan Document, except as herein amended or waived, are hereby ratified and confirmed and shall remain in full force and effect.

 5.2 Costs and Expenses. Debtor shall pay to Congress on demand all reasonable out-of-pocket costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Congress's rights in the Collateral, this Fourth Amendment, the Loan Agreement, the other Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for title insurance and other insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees;
(c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations;
(e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Congress, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Fourth
Amendment, the Loan Agreement and the other Loan
Documents or defending any claims made or threatened against Congress arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Congress during the course of periodic field examinations of the Collateral and Debtor's operations, plus a per diem charge at the rate of $600 per person per day for Congress's examiners in the field and office; and (h) the fees and disbursements of counsel (including legal assistants) to Congress in connection with any of the foregoing.

 5.3 Certain Waivers; Release. (i) Debtor, for itself and any successor (including any trustee or debtor in possession in a case under the Bankruptcy Code), hereby knowingly, voluntarily, intentionally and irrevocably waives (to the extent permitted by applicable law) any right which it may have upon the commencement of a case under the Bankruptcy Code to (a) seek enforcement of the automatic stay provided under Section 362 of the Bankruptcy Code to prohibit Congress from exercising such remedies as it may deem appropriate under the Loan
Documents in respect of the Collateral, (b) oppose any motion or application brought by Congress seeking relief from the automatic stay provided under Section 362 of the Bankruptcy Code in respect of all or any portion of the Collateral, (c) file any motion or application seeking to obtain credit pursuant to Section 364(d) of the Bankruptcy Code or (d) object to or otherwise seek to disallow or subordinate any of the Obligations.

          (ii)  Although Debtor does not believe that
it has any claims against Congress, it is willing to provide Congress with a general and total release of all such claims in consideration of the extensions and other benefits which Debtor will receive pursuant to this Fourth Amendment. Accordingly, Debtor, for itself, each of its Subsidiaries and any successor (including any trustee or debtor in possession in a case under the Bankruptcy Code) of Debtor or such Subsidiary, hereby knowingly, voluntarily, intentionally and irrevocably releases and discharges Congress and its respective officers, directors, agents and counsel (each a "Releasee") from any and all actions, causes of action, suits, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, losses, liabilities, costs, expenses, debts, dues, demands, obligations or other claims of any kind whatsoever, in law, admiralty or equity, which Debtor or any of its Subsidiaries ever had, now have or hereafter can, shall or may have against any Releasee for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Fourth Amendment.

 5.4 Effectiveness. This Fourth Amendment shall immediately become effective as of the date first written above upon (i) the receipt by Congress of duly executed counterparts of this Fourth Amendment from Debtor and (ii) the satisfaction or written waiver of each condition precedent contained in Section 3 hereof.

 5.5 Counterparts. This Fourth Amendment may be executed in any number of counterparts, each such counterpart constituting an original but all together constitute one and the same instrument.

 5.6 Severability Any provision contained in this Fourth Amendment that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this Fourth Amendment in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction.

 5.7 GOVERNING LAW.  THIS FOURTH AMENDMENT SHALL BE
GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE
WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first above written.

                       FRUEHAUF TRAILER CORPORATION


                       By: /s/ Timothy J. Wiggins
                           -----------------------
                       Title: Excutive Vice President
                             and Chief Financial Officer


                       CONGRESS FINANCIAL
                         CORPORATION (CENTRAL)


                       By: /s/ Thomas C. Lannon
                           ---------------------
                       Title: Vice President